NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 9, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SunCoke Energy Partners, L.P. and SunCoke Energy, Inc. became effective before the opening on June 28, 2019. Each Common Unit representing limited partner interests in SunCoke Energy Partners, L.P. was converted into the right to receive 1.40 shares of SunCoke Energy, Inc. Common Stock (SunCoke Common Stock) and a fraction of a share of SunCoke Common Stock as further described in both companies' 8-K filings on February 5, 2019. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the opening on June 28, 2019.